Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GM: CVGW)

Contact:	Calavo Growers, Inc. Lee E. Cole Chairman, President and CEO (805) 525-1245
CALAVO GROWERS, INC. POSTS RECORD
FISCAL 2010 SECOND QUARTER RESULTS

Highlights Include:
♦ Revenues Rise 26 Percent to $109.2 Million from $86.8 Million One Year Earlier—New Single-Quarter High

♦ Net Income Increases Seven Percent to Record $4.8 Million from $4.5 Million in Year-Earlier Second Period

♦ Earnings Per Share Advance to Quarterly Record $0.33 from $0.31

♦ Gross Margin of $13.1 Million Equals New All-Time Quarterly Record

♦ Strong Unit Growth in Avocados, Tomatoes Drive Fresh Product Segment Sales, Validate Diversification Strategy

♦ Calavo Foods (Formerly Processed Products) Segment Grows on Prepared Avocado Strength, New Offerings

♦ CEO Re-affirms Outlook for Record Earnings for Year
SANTA PAULA, Calif. (June 2, 2010)—Calavo Growers, Inc. (Nasdaq-GM: CVGW), a global leader in avocado marketing and an expanding provider of other perishable produce items, today reported record operating results for its fiscal 2010 second quarter. Revenues and net income advanced to their highest single-period totals in company history, principally on the strength of increased sales of fresh avocados and other diversified commodity produce items, as well as top-line growth in its Calavo Foods business segment.
     For the three months ended April 30, 2010, net income totaled $4.8 million, or $0.33 per diluted share, an increase of seven percent from $4.5 million, equal to $0.31 per diluted share, in the corresponding quarter last year, which was the previous all-time high. Second-quarter revenues rose 26 percent to $109.2 million from $86.8 million in the like quarter of 2009. Gross margin and income from operations in
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Calavo Registers Record Fiscal 2010 Second Quarter Results/2-2-2
the most recent quarter was $13.1 million and $7.6 million, respectively, which compare with $12.9 million and 7.4 million in the fiscal 2009 second period.
     According to Chairman, President and CEO Lee E. Cole, Calavo’s second-quarter performance benefited from continued focus on diversification of products and sourcing, which are cornerstones of the company’s strategy and key drivers of its unit-driven business model.
     “Calavo is delivering exceptionally well against the ambitious performance targets that we have set for ourselves,” said Cole. “The company posted an outstanding second quarter that we are confident is a harbinger of continued operating strength as fiscal 2010 progresses.”
     Second quarter Fresh Product segment sales climbed to $97.2 million, a 28 percent increase from $76.0 million in the same period of fiscal 2009. Fresh Product results were paced by a seven percent increase in total units sold year to year, driven primarily by sharp improvement in avocado and tomato volume, which rose by 18 and nine percent, respectively. Segment gross margin totaled $9.7 million, equal to 10.0 percent of revenues, which compares with $9.0 million, or 11.9 percent of revenues, in the second quarter last year.
     Calavo Foods business segment sales increased 11 percent to $12.0 million from $10.8 million in the second quarter of fiscal 2009. (Calavo Foods is the business segment formerly called Processed Products, which has been renamed to better reflect the segment’s product offerings.) Revenue growth represents an 11 percent improvement year-to-year in total prepared avocado pounds sold, as well as the initial top-line contribution from new product offerings. Segment gross margin in the most-recent period equaled $3.3 million, or 28.0 percent of revenues. This compares with gross margin in last year’s second quarter of $3.9 million, which totaled 36.3 percent of
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Calavo Registers Record Fiscal 2010 Second Quarter Results/3-3-3
segment sales. Despite higher sales, gross margin declined in the most recent quarter due to the increased cost of avocados.
     Revenues for the first half ended April 30, 2010 grew 12 percent to $176.5 million from $157.5 million in the initial six months of fiscal 2009. Net income totaled $7.1 million, equal to $0.49 per diluted share, versus $8.8 million, or $0.61 per diluted share, in the first half of fiscal 2009.
     Cole stated: “In line with expectations, the fresh avocado harvest is robust—a testament to Calavo’s success at cultivating diversified fruit sources both to best utilize our substantial capacity and to meet the diverse requirements of our customers. Additional pounds of fruit in the most recent quarter versus the second period last year paced results and are indicative of the aforementioned business strategy that thrives on volume. This component of our plan also enables the aggressive expansion of our value-added avocado programs, including ProRipeVIP®, which is experiencing double-digit annual growth.
     “In addition to the company’s stellar operating performance, the second quarter witnessed our expansion into another highly complementary product category through a new majority-owned subsidiary, Calavo Salsa Lisa LLC, and that entity’s acquisition of the respected Lisa’s Salsa Co. Along with our established, best-in-category, high-pressure guacamole and additional new offerings—guacamole hummus and tortilla chips—the delicious, all-natural-ingredient family of salsas continues to broaden our product lineup and offers a platform for sales and margin growth through national expansion. We are employing a product diversification model in the Calavo Foods business segment similar to that utilized previously to successfully expand into new fresh produce categories. It is a proven formula for us,” Cole said.
     The Calavo CEO also stated that “the company’s rigorous discipline on cost containment continues to be reflected on the selling, general and administrative (SG&A) line of our income statement.” SG&A expense of $5.5 million in the most recent quarter was unchanged from the second period of fiscal 2009, even while supporting an
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Calavo Registers Record Fiscal 2010 Second Quarter Results/4-4-4
additional $22.4 million in revenues. As a result, SG&A as a percentage of total net sales declined approximately 140 basis points to 5.0 percent in the fiscal 2010 second quarter from 6.4 percent in the corresponding year-earlier period.
     “One of the things I am particularly proud of is Calavo’s success leveraging its considerable infrastructure by driving revenue and profit growth without incurring capital costs or significant other operating expenses,” Cole said. “In the course of expanding the Calavo Foods business segment, the company expects to capitalize further on advantages offered via our formidable sales, marketing and distribution apparatus in just that manner.”
The Outlook Moving Forward
     With respect to the second half of fiscal 2010, Cole stated: “In line with prior comments and by every present indicator, I believe that Calavo continues on target to register another record year of operating results.
     “Fresh avocado volumes during the third and fourth quarters, which are anticipated to reach unprecedented levels, will principally drive our second-half performance. With industry estimates of the current year’s avocado harvest in the 1.3 to 1.5 billion pound range, Calavo will benefit significantly from this volume upsurge through operating efficiencies and economies of scale we realize as the market leader,” the CEO said.
     Commenting on the newly branded Calavo Foods business segment, Cole said that he views “the unit’s prospects with much anticipation and a genuine sense of confidence. We are replicating our proven product diversification strategy in our high-gross-margin Foods unit through a truly outstanding portfolio of offerings, anchored by our established, best-in-category ultra-high-pressure guacamole. The highly complementary Calavo Salsa Lisa lineup is generating considerable interest among customers and is now available for shipment nationally. We expect that this portfolio of
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Calavo Registers Record Fiscal 2010 Second Quarter Results/5-5-5
new products—salsa, guacamole hummus and tortilla chips—will contribute nominally to revenue and profit the balance of this year before hitting stride in fiscal 2011 and beyond.”
     Cole concluded, “Calavo turns the corner into the balance of fiscal 2010 in a highly enviable position. We intend to capitalize on our market leadership, formidable infrastructure and financial strength to continue building upon our track record of success.”
About Calavo Growers, Inc.
     Calavo Growers, Inc. is the worldwide leader in the procurement and marketing of fresh avocados. The company also is an expanding provider of other diversified-commodity-produce items, as well as the manufacturer and distributor of a growing line of prepared-food products. Founded in 1924, Calavo’s expertise in marketing and distributing fresh and prepared avocados and other perishable products enables it to serve food distributors, produce wholesalers, supermarkets and restaurants on a global basis.
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2009. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CALAVO GROWERS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 30,	October 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$2,408	$875
Accounts receivable, net of allowances of $2,008 (2010) and $2,353 (2009)	39,551	22,314
Inventories, net	15,283	11,731
Prepaid expenses and other current assets	5,149	7,191
Advances to suppliers	12,239	2,329
Income taxes receivable	—	2,178
Deferred income taxes	2,728	2,728

Total current assets	77,358	49,346
Property, plant, and equipment, net	40,020	38,621
Investment in Limoneira Company	29,472	24,200
Investment in unconsolidated entities	1,751	1,382
Goodwill	3,679	3,591
Other assets	7,780	6,076

	$160,060	$123,216

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$7,676	$396
Trade accounts payable	2,682	2,223
Accrued expenses	42,637	20,032
Income taxes payable	1,122	—
Short-term borrowings	7,740	5,520
Dividend payable	—	7,252
Current portion of long-term obligations	1,368	1,366

Total current liabilities	63,225	36,789
Long-term liabilities:
Long-term obligations, less current portion	9,424	13,908
Deferred income taxes	5,089	3,032

Total long-term liabilities	14,513	16,940
Commitments and contingencies
Noncontrolling Interest	680	—
Total shareholder’s equity	81,642	69,487

	$160,060	$123,216

CALAVO GROWERS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended		Six months ended
	April 30,		April 30,
	2010	2009	2010	2009
Net sales	$109,219	$86,829	$176,539	$157,476
Cost of sales	96,133	73,890	154,578	132,078

Gross margin	13,086	12,939	21,961	25,398
Selling, general and administrative	5,455	5,535	10,619	10,835

Operating income	7,631	7,404	11,342	14,563
Interest expense	(234)	(291)	(463)	(617)
Other income, net	467	366	732	621

Income before provision for income taxes	7,864	7,479	11,611	14,567
Provision for income taxes	3,090	3,017	4,563	5,725

Net income	4,774	4,462	7,048	8,842
Less: Net loss — noncontrolling interest	(19)	—	(19)	—

Net income attributable to Calavo Growers, Inc.	$4,793	$4,462	$7,067	$8,842

Calavo Growers, Inc.’s net income per share:
Basic	$0.33	$0.31	$0.49	$0.61

Diluted	$0.33	$0.31	$0.49	$0.61

Calavo Growers, Inc.’s shares used in per share computation:
Basic	14,572	14,423	14,538	14,421

Diluted	14,598	14,508	14,562	14,495

CALAVO GROWERS, INC.
NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT
(All amounts in thousands)

	Fresh	Calavo
	products	foods	Total
	(All amounts are presented in thousands)
Six months ended April 30, 2010
Net sales	$153,584	$22,955	$176,539
Cost of sales	139,024	15,554	154,578

Gross margin	$14,560	$7,401	$21,961

Six months ended April 30, 2009
Net sales	$136,199	$21,277	$157,476
Cost of sales	118,386	13,692	132,078

Gross margin	$17,813	$7,585	$25,398

     For six months ended April 30, 2010 and 2009, inter-segment sales and cost of sales for fresh products totaling $7.6 million and $8.2 million were eliminated. For six months ended April 30, 2010 and 2009, inter-segment sales and cost of sales for Calavo foods totaling $4.4 million and $3.8 million were eliminated.

	Fresh	Calavo
	products	foods	Total
	(All amounts are presented in thousands)
Three months ended April 30, 2010
Net sales	$97,247	$11,972	$109,219
Cost of sales	87,506	8,627	96,133

Gross margin	$9,741	$3,345	$13,086

Three months ended April 30, 2009
Net sales	$76,040	$10,789	$86,829
Cost of sales	67,016	6,874	73,890

Gross margin	$9,024	$3,915	$12,939

     For three months ended April 30, 2010 and 2009, inter-segment sales and cost of sales for fresh products totaling $3.9 million and $4.1 million were eliminated. For three months ended April 30, 2010 and 2009, inter-segment sales and cost of sales for Calavo foods totaling $2.2 million and $1.8 million were eliminated.